Executive Benefit Restoration Plan of
National Rural Utilities Cooperative Finance Corporation
REA#: 47260

Effective as of January 1, 2015

Intent and Construction. This Plan is intended to be an unfunded and unsecured plan sponsored and maintained by the Cooperative primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Cooperative.

1.    Definitions. In addition to terms defined in quotations in parentheticals, the following definitions shall apply for purposes of the Plan:

“Actuarial Equivalent” means a benefit of equivalent present value, as of the date payment commences, to the stated EBR Benefit value under the Plan, determined in accordance with Section 21 (or successor provision) of the RS Plan, taking into account the timing rule for the Pension Limitation.

“Addendum” means the attachment to this Plan document that identifies each Participant, such Participant’s Vesting Dates, including the Initial Vesting Date and Subsequent Vesting Dates, if applicable, and such Participant’s Termination Date, if applicable.

“Beneficiary” shall mean the Participant’s beneficiary under the RS Plan.

“Board” means the Board of Directors of the Cooperative.

“Cause” shall have the meaning (A) the continued failure by the Participant to perform material responsibilities and duties toward the Cooperative (other than any such failure resulting from the Participant's incapacity due to physical or mental illness), or (B) an act or omission by the Participant that harms or reasonably could harm the financial or reputational interests of the Cooperative. For purposes of this Agreement, an act, or failure to act, on the Participant’s part shall be considered “willful” or “reckless” only if done, or omitted, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interest of the Cooperative.

“Code” means the Internal Revenue Code of 1986, as amended, including regulations and applicable authorities promulgated thereunder.

“Cooperative” means the National Rural Utilities Cooperative Finance Corporation.

“Disability” or “Disabled” means the following conditions are met:

(a)
The Participant satisfies the requirements necessary for the receipt of total disability benefits under the Long-Term Disability Plan for Employees of NRECA Member Systems (the “LTD Plan”), as the LTD Plan may be amended from time to time (whether or not the

Cooperative actually participates in the LTD Plan); and

(b)
The Participant has continued to make contributions to the RS Plan, if required, for the six (6)-month period commencing with the first day of the month coincident with or next following the date his or her active employment ceased.

“EBR” or the “Plan” means this Executive Benefit Restoration Plan of National Rural Utilities Cooperative Finance Corporation, as amended from time to time.

“EBR Benefit” means the Pension Limitation amount as of the applicable determination date, taking into account all prior payments to the Participant, if any.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including regulations and applicable authorities promulgated thereunder.

“Initial Vesting Date” means, with respect to a Participant who remains an employee of the Cooperative on such date, (i) with respect to the EBR Benefit accrued as of such date, the date designated by the Board in the Addendum as the Initial Vesting Date or, if no date is designated, the date the Participant attains age 62 as an employee of the Cooperative or the date on which the Participant has been participating in the EBR for 15 years, whichever comes first, and (ii) with respect to subsequently-accrued EBR Benefits as to which no Subsequent Vesting Date has been validly elected, the last day of the Plan Year in which such EBR Benefit accrues.

“NRECA” means the National Rural Electric Cooperative Association.

“Participant” means an employee of the Cooperative (i) who is in an “S” or “I” band position of the Cooperative or (ii) who is a member of a select group of management or highly compensated employees of the Cooperative, in each case who has been designated by the Board in writing on the Addendum as a Participant in this EBR. The Board also may at any time determine a Participant’s Termination Date, as of which, the Participant shall cease to participate in the Plan; provided such determination shall be a prospective determination.

“Pension Limitation” means, subject to Subsection 3(d) hereof, the difference between the single sum Actuarial Equivalent of (i) the Participant’s accrued benefit under the RS Plan as calculated by NRECA without application of the limitations provided in Code §§ 401(a)(17) and 415, and (ii) the Participant’s accrued benefit under the RS Plan as calculated by NRECA after application of the limitations provided in Code §§ 401(a)(17) and 415, each of which is calculated at the time a Participant is entitled to a payment hereunder or, if earlier, Participant’s Termination Date. For purposes of determining a Participant’s Pension Limitation, the definitions and rules in the RS Plan shall apply to this Plan, unless otherwise provided herein.

“Plan Year” means the twelve (12)-month period beginning on January 1 and ending on December 31.

“Qualifying Termination” means, with respect to a Participant, (i) termination of the Participant’s employment with the Cooperative on account of death or Disability or (ii) involuntary termination of the Participant’s employment with the Cooperative by the Cooperative without Cause.

“RS Plan” means the Retirement Security Plan adopted by the Cooperative through NRECA.

“RS Plan Benefit Election Date” means the date on or after a Participant’s applicable Vesting Date on which a Participant elects to commence benefits from the RS Plan but has not separated from service and thus may continue to accrue benefits under the RS Plan.

“Subsequent Vesting Date” means, with respect to a Participant who remains an employee of the Cooperative on such date, (i) with respect to the EBR Benefit accrued on such date, the Vesting Date identified by the Board in the Addendum as the Subsequent Vesting Date and (ii) with respect to subsequently-accrued EBR Benefits as to which no new Subsequent Vesting Date has been validly elected, the last day of the Plan Year in which such EBR Benefit accrues.

“Termination Date” means the date as of which the Participant ceases to be a Participant under the Plan, as designated by the Board or, if later, the date of the Participant’s termination of employment with the Cooperative.

“Vesting Date” means, subject to Subsection 4(b) hereof, the date, which may be an Initial Vesting Date or a Subsequent Vesting Date, as applicable, upon which a Participant becomes fully vested in, and the substantial risk of forfeiture lapses with respect to, his or her EBR Benefit under and determined pursuant to this Plan.

2.    Participation.

The Participants in the EBR eligible for benefits shall be a select group of management or highly compensated employees of the Cooperative whose compensation exceeds the limits of Code § 401(a)(17) and/or whose benefit exceeds the limits of Code § 415, and who are designated in writing by the Board on the attached Addendum (or similar document adopted by the Board) as Participants, and who on their Vesting Dates, or upon such other date as the Board may designate, have a Pension Limitation hereunder. The Board may at any time determine that a Participant shall cease participation under the Plan on a prospective basis and designate such Participant’s Termination Date.

3.    EBR Benefit Payment.

(a)    A Participant’s EBR Benefit shall only be paid in the event that the Participant remains an employee of the Cooperative on the applicable Vesting Date of such EBR Benefit or experiences a Qualifying Termination pursuant to Subsection 4(b).

(b)    A Participant’s vested EBR Benefit shall be paid as a single lump sum that is the Actuarial Equivalent of the Pension Limitation.

(c)    In determining the Participant’s accrued benefit under the RS Plan to determine the Pension Limitation, there shall be included in the calculation amounts (i) paid in cash to the Participant or Beneficiary, (ii) transferred to an individual retirement account or annuity for the benefit of the Participant or Beneficiary, or (iii) transferred to the Participant's account in the NRECA 401(k) Pension Plan in such a manner to ensure that periods of benefit service are not included more than once in any determination of EBR accruals.

(d)    In the event a Participant is eligible to receive more than one EBR Benefit (for example, in the case of a Participant who receives payment of an EBR Benefit in connection with first attaining his or her Initial Vesting Date, and subsequently accrues and becomes vested in another EBR Benefit), the Pension Limitation shall be calculated for each EBR Benefit payment. In addition, any subsequent EBR Benefit shall be offset to take into account any EBR Benefit previously paid to the Participant by adding the differences between (i) and (ii) described in the Pension Limitation definition for the previous payments to the amount under (ii) in the Pension Limitation definition for the current payment.

(e)Prior to the Plan Year in which occurs the Participant’s Initial Vesting Date, the Participant may elect a Subsequent Vesting Date to apply to any EBR Benefit accrued in subsequent Plan Years; provided that the elected Subsequent Vesting Date is no earlier than twenty-four (24) months from the Initial Vesting Date. Correspondingly, prior to the Plan Year in which occurs the Participant’s selected Subsequent Vesting Date, the Participant may elect a new Subsequent Vesting Date to apply to any EBR Benefit accrued in subsequent Plan Years; provided that the elected new Subsequent Vesting Date is no earlier than twenty-four (24) months from the previous Subsequent Vesting Date. If no Initial Vesting Date or new Subsequent Vesting Date is validly elected, then further EBR Benefits shall be calculated and paid each Plan Year following the applicable Vesting Date on a fully vested basis.

(f)If a Participant incurs an RS Plan Benefit Election Date and commences his RS Benefit while in service, in lieu of awaiting the Participant’s applicable Vesting Date to determine the Participant’s EBR Benefit, the Cooperative may elect, in its sole discretion, to calculate the Participant’s Pension Limitation as of such date, and the Participant’s EBR Benefit shall be based on such amount with respect to participation in the RS Plan through the RS Plan Benefit Election Date. If the Cooperative elects this determination methodology, the Participant’s EBR Benefit shall be redetermined each Plan Year thereafter up to the Plan Year preceding the Participant’s applicable Vesting Date. If this method is elected, the EBR Benefit shall be credited to an account to be paid on the Participant’s applicable Vesting Date. The account shall be adjusted based upon the investment experience of such amount, whether held in trust or otherwise separately accounted for, to provide the basis pursuant to which earnings and losses may be attributed and credited to the account of the Participant. The investment vehicle, vehicles, or funds for purposes of measuring the value of the amount credited to the account of the Participant shall be determined by the Cooperative. However, the Participant, in the sole discretion of the Cooperative, may designate the investment vehicle to be used for purposes of measuring the value of the amount credited to the account of the Participant. Neither the trustee of the trust with respect to which assets may be held, if any, nor the Cooperative shall be obligated to make actual investments in any such investment vehicles or funds. The account established pursuant to this Subsection 3(f) shall be maintained for bookkeeping purposes only and shall not represent any actual investment made by the Cooperative or a trust, if any. For the avoidance of doubt, a Participant who continues to be employed by the Cooperative after his or her RS Plan Benefit Election Date shall continue to participate in the Plan until his or her Termination Date.

4.    EBR Benefit Forfeitable by Participant.

(a)    The EBR Benefit is subject to a substantial risk of forfeiture and, subject to Subsection 4(b) hereof, shall be forfeited in its entirety if the Participant's employment with the Cooperative is terminated for any reason before the applicable Vesting Date for such Participant.

(b)    If a Participant shall incur a Qualifying Termination, the Participant shall become fully vested in, and the substantial risk of forfeiture shall lapse with respect to, his or her EBR Benefit under and determined pursuant to this Plan.

(c)    A Participant’s eligibility for the EBR Benefit under this Plan shall not be transferrable to another employer.

(d)    It is the intention of the Cooperative that the forfeiture provision of this EBR shall constitute a substantial risk of forfeiture as defined in Code § 457(f)(3)(B).

5.    Timing and Form of Payment.

(a)    The Participant’s vested EBR Benefit shall be payable to the Participant (or if deceased, to his or her Beneficiary) from the general assets of the Cooperative in a lump sum payment immediately upon the Participant’s applicable Vesting Date, but in no event later than two and a half (2 ½) months following the calendar year in which the applicable Vesting Date occurs; however, payments received by a Participant in the calendar year following the calendar year of the applicable Vesting Date shall be treated as includable income for the calendar year in which the Vesting Date occurred. The Cooperative has the sole responsibility for compliance with the timely payment of EBR Benefits. Payment of an EBR Benefit may be delayed if calculation of the Pension Limitation cannot be performed for any reason (including because necessary data is not available or has not been provided to NRECA), but in no event will payment occur later than two and a half (2 ½) months following the calendar year in which the applicable Vesting Date occurs.

(b)    The Cooperative shall make arrangements to satisfy any federal, state, or local income tax withholding requirements, employment taxes, or other requirements applicable to the granting, crediting, vesting, or payment of benefits under the Plan. There shall be deducted from any payment under the Plan or any other compensation payable to the Participant all taxes which are required to be withheld by the Cooperative in respect to such payment or the Plan. Determining withholding and payment of taxes shall be the responsibility of the Cooperative and not NRECA.

6.    Amendment and Termination. The Board may amend any or all provisions of this Plan at any time by written instrument identified as an amendment effective as of a specified date. The EBR may be terminated in whole or in part at any time by action of the Board. However, no such amendment or termination shall reduce any benefit accrued by a Participant in this Plan prior to the effective date of the amendment or termination.
7.    Assets of the Plan and Benefit Payments. The EBR Benefits payable pursuant to this EBR shall be payable from the general assets of the Cooperative. The Cooperative may elect to place assets in a grantor trust to provide itself with a source of funds to meet its obligations under the Plan, provided that the assets of such trust remain subject to the general creditors of the Cooperative. No part of the Participant's EBR Benefit shall be liable for the debts, contracts, or engagements of any Participant, nor shall a Participant's EBR Benefit be subject to execution, levy, attachment, or garnishment. No Participant (or his or her successor or assigns) shall have any right to alienate, anticipate, sell, transfer, encumber, or assign any benefits or payments hereunder in any manner whatsoever.
8.    Death of Participant.

(a)    Death Prior to Vesting Date. In the event of a Participant’s death prior to his attainment of the applicable Vesting Date, his accrued but unvested EBR Benefit shall vest and be paid to the

Participant’s Beneficiaries. The amount so payable shall be determined using the same calculation methodology used by the RS Plan to determine the amount payable to the Participant’s beneficiaries from the RS Plan.

(b)    Death Following Vesting Date. In the event of the death of a Participant following an applicable Vesting Date as to which his or her EBR Benefit remains unpaid at the time of death, the unpaid EBR Benefit shall be paid to the Participant’s Beneficiary.

9.    Disability. A Participant who becomes Disabled, and whose participation in the RS Plan continues under the RS Plan waiver, will cease accruing an EBR Benefit as of the date on which he or she is determined to be Disabled. The EBR Benefit will be calculated as of the date on which the Participant is determined by the Board to be Disabled, and the Cooperative will distribute the EBR Benefit to the Participant within sixty (60) days, but in no event less than two and a half (2 ½) months following the end of the calendar year in which the Participant was determined by the Board to be Disabled.

10.    General Administrative Powers and Duties.

(a)    General administration of the Plan shall be delegated to the Board. The Board shall have the power to take all actions and to make all determinations required to carry out the provisions of the EBR and shall further have the following powers and duties which shall be exercised in a manner consistent with the provisions of the EBR:

(i)    To construe and interpret the provisions of the EBR and to make rules and regulations under the EBR to the extent deemed advisable;

(ii)    To make all determinations and decide all questions as to an individual’s initial and continuing eligibility to be a Participant in the EBR (including the Participant’s Termination Date, as applicable) and as to the rights and benefits (including Vesting Dates) of Participants under the EBR;

(iii)    To file or cause to be filed all such reports and other statements as may be required by any federal or state statute, agency, or authority for the EBR; and

(iv)    To do or take such other acts as it deems necessary or advisable to administer the EBR in accordance with its provisions or as may be required by applicable law.

11.    Grant of Discretion. In discharging the duties assigned to it under the EBR, the Board and its delegates have the discretion and final authority to interpret and construe the terms of the EBR; to determine coverage and eligibility for, and amount of benefits under, the EBR; to adopt, amend, and rescind rules, regulations, and procedures pertaining to its duties under the EBR and the administration of the EBR; and to make all other determinations deemed necessary or advisable for the discharge of its duties or the administration of the EBR. The discretionary authority of the Board and its delegates is final, absolute, conclusive, and exclusive, and binds all parties, so long as exercised in good faith. Any judicial review of any decision of the Board or its delegates shall be limited to the arbitrary and capricious standard of review.

12.    Claim Adjudicator. All claims for benefits under the EBR shall be determined by the Cooperative, which shall be the administrator and named fiduciary of the Plan for purposes of Section 503 of ERISA with respect to adjudication of such claims for benefits under the EBR.

13.    Claim Procedure. Upon the submission of a claim for benefits under the EBR to the Cooperative, notice of a decision with respect to the claim shall be furnished within ninety (90) days. If circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Cooperative to the claimant prior to the expiration of the initial ninety (90)-day period. The notice of extension shall indicate the circumstances requiring the extension and the date by which the notice of the decision with respect to the claim shall be furnished. Commencement of benefit payment shall constitute notice of approval of a claim to the extent of the amount of approved benefit. If such claim is wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the claimant and shall set forth (a) the reason or reasons for the denial, (b) specific reference to pertinent provisions of the EBR on which the denial was based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of the claims review procedure. If the claimant is not notified of the decision in accordance with this Section 13, such claim shall be deemed denied, and the claimant shall then be permitted to proceed with the claims review procedure provided in Section 14 hereof.

14.    Claims Review Procedure.

(a)     Within ninety (90) days following receipt of notice of a claim denial, or within ninety (90) days following close of the ninety (90)-day period referred to in Section 13 hereof, the claimant may file an appeal of the denial of a claim in writing with the Board requesting a review of such denial.

(b)    Prior to a decision on the appeal by the Board, the claimant or the claimant's duly authorized representative may review pertinent documents and submit issues and comments in writing for consideration. The issues and comments submitted by a claimant or the claimant's duly authorized representative shall supplement the administrative record on which the appeal is to be decided and should contain all of the additional information the claimant wishes to be considered in the review.

(c)    Within sixty (60) days following timely receipt of an appeal, the Board shall render a written decision. If circumstances require an extension of time for reviewing an appeal, written notice of the extension shall be furnished to the claimant or the claimant's authorized representative prior to the commencement of the extension. If an extension of time is elected, the Board shall render its decision within one hundred twenty (120) days after timely receipt of the appeal.

(d)    The Board's decision on the appeal shall be in writing, worded in a manner calculated to be understood by the claimant, and shall set forth (a) the reason or reasons for the decision and (b) specific reference to pertinent provisions of the EBR on which the denial was based.

(e)    Any action brought for judicial review of the Board’s decision may be made only after exhaustion of the claims review process and must commence within one year following the date on which the Board renders its final decision to the claimant in writing.

15.    Notices.

(a)     The Cooperative shall notify NRECA in writing upon the occurrence of any of the following events:

(i)    The date a Participant experiences a Vesting Date or a Qualifying Termination and becomes due a payment under the EBR,

(ii)    The payment of an EBR Benefit to a Participant in the EBR, including the amount and time of the payment,

(iii)    The adoption, amendment, or termination of the EBR, including a copy of the signed EBR, as adopted or amended, and the Board resolution authorizing such action or the resolution authorizing the termination of the EBR, and

(iv)    The date on which the Participant experiences an RS Plan Benefit Election Date under the RS Plan.

(b)    All notices sent to NRECA shall be mailed to:

Debi Strong
Deferred Compensation Products Group
Insurance & Financial Services Department
National Rural Electric Cooperative Association
4301 Wilson Boulevard
Arlington, Virginia 22203

16.    No Right to Employment. Nothing in the EBR shall constitute, nor be interpreted to constitute, a promise or representation with respect to the employment or service relationship, or continued employment or service relationship, of any individual by the Cooperative or any other entity.

17.    No Waiver or Estoppel. No term, condition, or provision of the EBR shall be deemed to have been waived, and there shall be no estoppel against the enforcement of any provision of the EBR, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

18.    Misstatements of Information. In the event of any misstatement of any fact affecting benefits and/or eligibility for benefits, the true facts shall be used to determine eligibility and benefits.

19.     Applicable Law. The provisions of this EBR shall be construed according to the laws of the State of Virginia, except as preempted by Federal law and in accordance with the Code and ERISA.

20.    Code § 409A. The Plan is intended to be exempt from Code § 409A as a short-term deferral plan because benefits under the Plan must be paid no later than two and a half (2 ½) months following the calendar year in which the applicable Vesting Date occurs. However, to the extent that for any reason any benefit provided under the Plan is treated as deferred compensation for purposes of

Code § 409A, then notwithstanding any provision to the contrary in this EBR, each provision in this EBR shall be interpreted to comply with Code § 409A and the guidance issued thereunder. Any provision of the EBR that would conflict with such requirements shall not be valid or enforceable.

IN WITNESS WHEREOF, the Cooperative has caused this document to be executed as of December 9, 2014.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION By: /s/ SHELDON C. PETERSEN Name: Sheldon C. Petersen Title: Chief Executive Officer